For Immediate Release

Company Contact:
Steven A. Shallcross
Senior Vice President & CFO
Vanda Pharmaceuticals Inc.
(240) 599-4500
sshallcross@vandapharma.com

Vanda Pharmaceuticals Reports Second Quarter 2007 Results

ROCKVILLE, MD. - August 2, 2007 - Vanda Pharmaceuticals Inc. (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders, today announced financial and operational results for the second quarter ended June 30, 2007.

Vanda reported research and development (R&D) expenses in the second quarter of 2007 of $10.2 million, compared to first quarter of 2007 R&D expenses of $10.6 million and second quarter of 2006 R&D expenses of $19.1 million. The decrease in R&D expenses in the second quarter of 2007 relative to the first quarter of 2007 is primarily attributable to lower clinical trial costs associated with the completion of the long-term open label portion of the Phase III trial for iloperidone. The decrease in R&D expenses in the second quarter of 2007 relative to the second quarter of 2006 was primarily due to lower clinical trial expenses for the company’s iloperidone and VEC-162 Phase III trials that were primarily completed in 2006. Total expenses for the second quarter of 2007 were $17.6 million, compared to $16.8 million in the first quarter of 2007 and $22.1 million in the second quarter of 2006.

Net loss applicable to common stockholders was $16.0 million for the second quarter of 2007, compared to $15.4 million in the first quarter of 2007 and $21.4 million in the second quarter of 2006. Net loss per share applicable to common stockholders for the second quarter of 2007 was $0.60, compared to $0.61 in the first quarter of 2007, and $1.11 in the second quarter of 2006.

As of June 30, 2007, Vanda’s cash, cash equivalents, and marketable securities totaled $119.7 million. As of June 30, 2007, the company had a total of approximately 26.6 million shares of common stock outstanding.

OPERATIONAL HIGHLIGHTS

Iloperidone

Vanda remains on track to file its New Drug Application (NDA) for iloperidone in schizophrenia by the end of this year. Development work continues on the 4-week injectable formulation of iloperidone. Vanda is also preparing to present Phase III safety and efficacy results for iloperidone, as well as related pharmacogenetics findings, at the American Society of Human Genetics conference in October and the American College of Neuropsychopharmacology conference in December.

VEC-162

Vanda continues preparatory work on the next Phase III clinical trial, to evaluate the safety and efficacy of VEC-162 in chronic primary insomnia. The trial is expected to be a randomized, double-blind, and placebo-controlled study, and will enroll approximately 400 patients. The trial will measure time to fall asleep and sleep maintenance, as well as next-day performance and mood. Patient dosing for the trial will begin in the fourth quarter of 2007.

VSF-173

On April 25, 2007, Vanda announced the initiation of a Phase II clinical trial for VSF-173 in excessive sleepiness. The trial is a randomized, double-blind, and placebo-controlled study to investigate the efficacy and safety of three oral doses of VSF-173 in treating induced excessive sleepiness in approximately 60 healthy volunteers. The primary endpoint of the study is the difference from placebo on the Maintenance of Wakefulness Test (MWT), a standard measure of sleepiness. As trial enrollment is now ahead of schedule, the company expects to announce top-line results for the trial in the fourth quarter of 2007.

FINANCIAL DETAILS

•
Operating Expenses. Second quarter 2007 R&D expenses, primarily consisting of salaries and related costs of R&D personnel, stock-based compensation, and the costs of consultants, materials and supplies associated with the company’s clinical trials and research initiatives, were $10.2 million, down from $10.6 million in the previous quarter and down from $19.1 million in the second quarter of 2006. The decrease in R&D expenses in the second quarter of 2007 relative to the first quarter of 2007 was primarily due to lower clinical trial costs related to the completion of the long-term open label portion of the Phase III trial for iloperidone. The decrease in R&D expenses in the second quarter of 2007 relative to the second quarter of 2006 was primarily due to lower clinical trial expenses for the company’s iloperidone and VEC-162 Phase III trials that were primarily completed in 2006.

General and administrative (G&A) expenses totaled $7.4 million in the second quarter of 2007, up from $6.2 million in the first quarter of 2007, and up from $3.0 million in the second quarter of 2006. The increase in G&A expenses in the second quarter of 2007 relative to both the first quarter of 2007 and the second quarter of 2006 was primarily due to increased stock-based compensation charges, salaries and related costs of non-R&D personnel, marketing, insurance, and facility expenses.

Employee stock-based compensation expense recorded in the second quarter of 2007 was $5.1 million, or $0.19 per share. Of the total $5.1 million, $1.1 million was recorded in R&D expenses and $4.0 million was recorded in G&A expenses. In the first quarter of 2007 and the second quarter of 2006, total stock-based compensation was $4.0 million and $1.5 million, respectively.

•
Net loss applicable to common stockholders for the second quarter of 2007 was $16.0 million. This compares to a net loss of $15.4 million in the first quarter of 2007, and $21.4 million in the second quarter of 2006.

•	Net loss per share applicable to common stockholders for the second quarter of 2007 was $0.60, compared to $0.61 in the first quarter of 2007 and $1.11 in the second quarter of 2006.

•
Cash and marketable securities decreased by $10.3 million during the second quarter. Changes included $16.0 million of operating losses, increases in prepaid expenses of $1.5 million for insurance, clinical trial and marketing expenses, and $0.2 million in fixed asset additions and other changes in working capital. These items were further offset by increases in accrued R&D expenses and accounts payable of $2.0 million, and $5.4 million of non-cash depreciation, amortization, and stock-based compensation expenses.

•
The balance sheet at the end of the second quarter of 2007 reflected $119.7 million of unrestricted cash, cash equivalents and marketable securities, compared to $130.0 million as of March 31, 2007, and $31.9 million as of December 31, 2006.

FINANCIAL GUIDANCE

As previously discussed, full year 2007 financial results are expected to show total cash used in company operations to be approximately $80 million to $90 million. The total cash balance at December 31, 2007 is expected to be between $55 million and $65 million, and does not include any proceeds from collaborations or partnerships that the company may enter into in 2007. Vanda anticipates that its current funds will be sufficient to complete the work necessary to file an NDA for iloperidone by the end of 2007, to continue the pre-launch commercial activities for iloperidone, to expend funds on the extended-release injectable formulation of iloperidone, to initiate at least one additional VEC-162 Phase III trial for chronic sleep disorders in the second half of 2007, to conduct a VSF-173 Phase II trial for excessive sleepiness and to continue additional R&D activities into mid-2008.

Net loss for the year is expected to be between $110 million to $120 million, or approximately $4.18 to $4.56 per share. Non-cash charges for 2007, consisting primarily of stock-based compensation expense and depreciation and amortization, are expected to be approximately $20 million. Per share figures were computed on a weighted average basis of 26,321,527 shares of common stock outstanding at the end of the year.

CONFERENCE CALL

The company has scheduled a conference call for today, Thursday, August 2, 2007 at 10:30 AM ET. During the call, Mihael Polymeropoulos, M.D., President and CEO, and Steven Shallcross, Sr. Vice President and CFO, will discuss quarterly results and other corporate activities. Investors can call 1-866-362-4829 (domestic) and 1-617-597-5346 (international) prior to the 10:30 AM start time and ask for the Vanda Pharmaceuticals conference call hosted by Dr. Polymeropoulos. A replay of the call will be available Thursday, August 2, 2007, at 12:30 PM ET and will be accessible until Thursday, August 9, 2007, at 5:00 PM ET. The replay call-in number is 1-888-286-8010 for domestic callers and 1-617-801-6888 for international callers. The access number is 35380190.

The conference call will be broadcast simultaneously on the company's Web site, http://www.vandapharma.com. Investors should click on the Investor Relations tab and are advised to go to the Web site at least 15 minutes early to register, download, and install any necessary software. The call will also be archived on the Vanda Web site for a period of 30 days, through September 1, 2007.

ABOUT VANDA PHARMACEUTICALS INC.:

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders. The company has three product candidates in clinical development. Vanda's lead product candidate, iloperidone, is a compound for the treatment of schizophrenia and bipolar disorder and has recently completed its Phase III program in schizophrenia. Vanda's second product candidate, VEC-162, is a compound for the treatment of sleep and mood disorders which is currently in Phase III for sleep disorders. Vanda's third product candidate, VSF-173, is a compound for the treatment of excessive sleepiness that is currently in a Phase II trial. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Vanda’s plans for its product candidates. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “should,” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vanda is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Vanda’s forward-looking statements include, among others, a failure of Vanda’s product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company’s products or to comply with ongoing regulatory requirements, a lack of acceptance of Vanda’s product candidates in the marketplace, a failure of the company to become or remain profitable, Vanda’s inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company’s key scientists or management personnel, and other factors that are described in the “Risk Factors” section (Part II, Item 1A) of Vanda’s report on Form 10-Q for the quarter ended March 31, 2007 (File No. 000-51863). No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Revenues from services	$-	$-	$-	$-

Operating expenses:
Research and development	10,193,825	19,099,850	20,785,884	34,588,404
General and administrative	7,449,375	2,980,642	13,682,924	5,905,590
Total operating expenses	17,643,200	22,080,492	34,468,808	40,493,994

Loss from operations	(17,643,200)	(22,080,492)	(34,468,808)	(40,493,994)

Interest income	1,659,781	709,033	3,093,435	1,002,893
Interest expense	-	(1,625)	-	(4,433)
Total other income, net	1,659,781	707,408	3,093,435	998,460

Loss before tax provision	(15,983,419)	(21,373,084)	(31,375,373)	(39,495,534)

Tax provision	1,604	-	2,410	-

Net loss applicable to common
stockholders	$(15,985,023)	$(21,373,084)	$(31,377,783)	$(39,495,534)

Basic and diluted net loss per
share applicable to common
stockholders	$(0.60)	$(1.11)	$(1.21)	$(4.11)

Shares used in calculation of
basic and diluted net loss
per share applicable to
common stockholders	26,567,160	19,183,660	25,978,437	9,616,347

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2007	December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$47,630,957	$30,928,895
Marketable securities	72,031,191	941,981
Prepaid expenses, deposits and other current assets	3,305,553	1,949,466
Total current assets	122,967,701	33,820,342

Property and equipment, net	1,770,566	1,859,704
Deposits	150,000	150,000
Restricted cash	430,230	430,230
Total assets	$125,318,497	$36,260,276

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,600,433	$2,783,249
Accrued expenses	6,290,164	6,322,808
Deferred grant revenue	141,229	-
Total current liabilities	9,031,826	9,106,057

Long-term liabilities:
Deferred rent	253,736	238,413
Deferred grant revenue	-	129,950
Other long-term liabilities	-	28,984
Total liabilities	9,285,562	9,503,404

Stockholders' equity:
Common stock	26,610	22,129
Additional paid-in capital	247,232,208	126,578,588
Accumulated other comprehensive loss	(7,524)	(3,269)
Deficit accumulated during the development stage	(131,218,359)	(99,840,576)
Total stockholders' equity	116,032,935	26,756,872

Total liabilities and stockholders' equity	$125,318,497	$36,260,276

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,	June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(31,377,783)	(39,495,534)
Adjustments to reconcile net income to net cash used
in operating activities:
Depreciation and amortization	293,660	247,860
Employee and non-employee stock-based compensation	9,323,664	3,017,878
Loss on disposal of assets	-	29,528
Accretion of discount on investments	(859,296)	(188,447)
Changes in assets and liabilities:
Prepaid expenses and other current assets	(1,354,085)	132,458
Deposits	-	660,000
Accounts payable	(183,682)	2,723,025
Accrued expenses	(33,290)	9,135,082
Other liabilities	(13,661)	142,711
Net cash used in operating activities	(24,204,473)	(23,595,439)

Cash flows from investing activities:
Purchases of property and equipment	(202,683)	(871,225)
Purchases of marketable securities	(93,239,541)	(96,197,639)
Proceeds from sales of marketable securities	-	82,137,888
Maturities of marketable securities	23,025,000	10,670,000
Net cash used in investing activities	(70,417,224)	(4,260,976)

Cash flows from financing activities:
Principal payments on obligations under capital lease	-	(704)
Principal payments on note payable	-	(92,888)
Proceeds from exercise of stock options and warrants	79,587	48,885
Proceeds from issuance of common stock, net of
issuance costs	111,254,850	53,329,951
Net cash provided by financing activities	111,334,437	53,285,244

Effect of foreign currency translation	(10,678)	(2,023)

Net increase in cash and cash equivalents	16,702,062	25,426,806

Cash and cash equivalents, beginning of period	30,928,895	21,012,815

Cash and cash equivalents, end of period	$47,630,957	$46,439,621

SOURCE Vanda Pharmaceuticals Inc.
08/2/2007

CONTACT: Steven A. Shallcross, Senior Vice President, Chief Financial Officer of Vanda Pharmaceuticals Inc., +1-240-599-4500

Web site: http://www.vandapharma.com
(VNDA)

CO: Vanda Pharmaceuticals Inc.